EXHIBIT 99.1

Nivalis Therapeutics Announces Corporate Restructuring

BOULDER, Colo., January 12, 2017 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (CF), today announced that its Board of Directors has approved a restructuring plan as part of the Company’s initiative to explore strategic alternatives focused on maximizing stockholder value from its clinical assets and cash resources.

The Company intends to complete a reduction in force affecting 25 employees, including Jon Congleton, President and Chief Executive Officer, and David Rodman, M.D., Chief Medical Officer and Executive Vice President of Discovery. The reductions are expected to occur between January 15, 2017 and March 31, 2017, after which, the Company will have approximately five remaining employees. As a result of the restructuring plan, the Company estimates that it will incur cash severance costs of approximately $3 million, which are expected to be paid during the first half of 2017. The reduction in force is intended to preserve the Company’s cash while it assesses various strategic alternatives, as announced earlier this month.  The Company currently projects that it will have approximately $45-$47 million of net cash available for the potential strategic transaction. This projection is based on the Company’s current expectations and assumptions, including the consummation of a transaction during the third quarter of 2017, and the actual amount of net cash available could differ materially from the Company’s current estimate.

“We are extremely grateful for the outstanding leadership of Mr. Congleton and the many contributions of Dr. Rodman, as well as our other impacted employees, who have dedicated themselves to Nivalis’ efforts in cystic fibrosis,” said Howard Furst, M.D., Chairman of the Board of Directors. “Nivalis is committed to maximizing shareholder value by preserving the Company’s cash, and unfortunately this necessitates the announced restructuring.”

Mr. Congleton will be stepping down from his role as President and Chief Executive Officer effective January 15, 2017, at which time he will also resign from the Board of Directors.

The Board of Directors has appointed Mr. Michael Carruthers, the Company’s Chief Financial Officer, as interim President, effective January 15, 2017.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the workforce reduction plan and the amount and expected timing of costs, expense savings and other charges related to these activities, the potential for, and timing of, a strategic transaction involving the Company and expected net cash available for a potential transaction after payment of costs, expenses and other liabilities in connection with the closing of a potential transaction. These forward-looking statements are based on the current intent and expectations of the management of the Company. These statements are not guarantees of future performance or actions and involve risks and uncertainties that are difficult to predict. The Company’s actual performance in the timing and outcome of actions and events may differ materially from those expressed or implied in the forward-looking statements because such statements are based on assumptions and projections relating to these activities that are inherently uncertain and may also be affected by risks such as:  that the costs related to the workforce reduction plan may be higher than estimated; that the savings related to the workforce reduction plan may be lower than expected; that the Company may be unsuccessful in negotiating and successfully completing a strategic transaction or that consummating a transaction takes longer than expected; that costs associated with exploring and closing a strategic transaction are higher than anticipated;

and the other risks and uncertainties described in the Company’s SEC reports filed under the Securities Exchange Act of 1934, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com